Preliminary Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-132936-14

CREDIT SUISSE

Buffered Accelerated Return Equity Securities (BARES) due September 21, 2009

Linked to the Performance of the S&P 500 Index
September 9, 2008

Issuer:	Credit Suisse, acting through its Nassau Branch

CUSIP:	22546EDV3

Principal Amount:	$2,810,000

Reference Basket:	Reference Indices	Initial Fixing Price	Weighting

S&P 500 Index	1224.51	100%

Interest:	The securities will not pay interest.

Trade Date:	September 9, 2008

Issue Date:	September 15, 2008[1]

Valuation Date:	September 16, 2009, subject to postponement if a market disruption event occurs on that date.

Maturity Date:	September 21, 2009, subject to postponement if a market disruption event exists on the valuation date.

Offering Price:	$1,000 per security (100%)

Initial Level:	For the reference index, the closing level of that reference index on September 9, 2008.

Final Level:	The closing level of the reference index on the valuation date.

Redemption Amount:	For each security, cash at maturity equal to the principal amount multiplied by the sum of 1 plus the index return, calculated as follows:
•	If the final level is greater than the initial level, then the index return will equal, subject to a cap of 16.25%, the percentage increase in the index level multiplied by 200%.

•	If the final level is less than or equal to the initial level but greater than or equal to 90% of the initial level, then the index return will be zero.

•

If the final level is less than 90% of the initial level, then investors will lose 1.1111% for every 1% decline below 90% of the initial level. In this case, the redemption amount will be less than the principal amount.

Calculation Agent:	Credit Suisse International

Selling Commission:	0.10%

Form and Denomination:	Registered medium-term notes in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

Listing:	None.

1 Because the securities will not settle on September 12, 2008, purchasers who wish to trade the securities on the date hereof or the next business days will be required to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own investment advisor.

Credit Suisse has filed a registration statement (including product supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates.  Before you invest, you should read this communication together with the product supplement dated July 2, 2008, prospectus supplement dated March 24, 2008 and prospectus dated March 29, 2007 to understand fully the terms of the securities and other considerations that are important in making a decision about investing in the securities.  You should, in particular, review the “Risk Factors” sections of the product supplement and prospectus supplement, which set forth a number of risks related to the securities. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Credit Suisse will arrange to send you the product supplement, prospectus supplement and prospectus if you so request by calling toll free 1-800-221-1037.